Exhibti 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 13, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Pharmacyclics, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2011.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 20, 2012